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                                  NSAR ITEM 77O

               VKAC Trust for Investment Grade New York Municipals
                               10f-3 Transactions


  Underwriting #       Underwriting          Purchased From         Amount of shares      % of Underwriting      Date of Purchase
                                                                       Purchased

         1             New York City          Smith Barney             1,000,000              0.100%                02/14/98

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